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                                                                    EXHIBIT 11.0




                               FLIR SYSTEMS, INC.

                     COMPUTATION OF NET EARNINGS PER SHARE
                      (In thousands except per share data)
                                  (Unaudited)


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
                                                        Three Months Ended     Nine Months Ended
                                                           September 30,         September 30,
                                                        ------------------     -----------------
                                                         1997        1996       1997       1996
                                                        ------      ------     ------     ------
Net earnings......................................      $2,437      $2,121     $3,978     $3,283
                                                        ======      ======     ======     ======
Weighted average number of common shares
  outstanding.....................................       5,542       5,336      5,485      5,320

Assumed exercise of stock options net of share
  assumed reacquired under the treasury stock
  method..........................................         438         284        371        259
                                                        ------      ------     ------     ------
                                                         5,980       5,620      5,856      5,579
                                                        ======      ======     ======     ======

Earnings per share................................      $ 0.41      $ 0.38     $ 0.68     $ 0.59
                                                        ======      ======     ======     ======

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